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                                                                    EXHIBIT 11.1

                             VLSI TECHNOLOGY, INC.

                       CALCULATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

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                                               THREE MONTHS ENDED                   NINE MONTHS ENDED
                                         -------------------------------     -------------------------------
                                         SEPTEMBER 30,     SEPTEMBER 25,     SEPTEMBER 30,     SEPTEMBER 25,
                                             1994              1993              1994              1993
                                         -------------     -------------     -------------     -------------
PRIMARY EARNINGS PER SHARE
Net income.............................     $ 7,540           $ 7,513           $22,238           $ 8,318
                                            =======           =======           =======           =======
Average number of common and common
  equivalent shares:
  Average common shares outstanding....      36,121            33,960            35,727            33,505
  Dilutive options.....................       1,719             2,257             1,687             1,295
                                            -------           -------           -------           -------
Average number of common and common
  equivalent shares....................      37,840            36,217            37,414            34,800
                                            =======           =======           =======           =======
Earnings per common and common
  equivalent share.....................     $   .20           $   .21           $   .59           $   .24
                                            =======           =======           =======           =======
FULLY DILUTED EARNINGS PER SHARE
Net income.............................     $ 7,540           $ 7,513           $22,238           $ 8,318
Add interest expense on convertible
  subordinated debentures
  net of tax effect....................         755               805             2,264             2,414
                                            -------           -------           -------           -------
Adjusted net income....................     $ 8,295           $ 8,318           $24,502           $10,732
                                            =======           =======           =======           =======
Average number of common and common
  equivalent shares on a fully diluted
  basis:
  Average common shares outstanding....      36,121            33,960            35,727            33,505
  Dilutive options.....................       1,723             3,359             1,811             2,596
  Conversion of convertible
     debentures........................       2,614             2,614             2,614             2,614
                                            -------           -------           -------           -------
Average number of common and common
  equivalent shares on a fully
  diluted basis........................      40,458            39,933            40,152            38,715
                                            =======           =======           =======           =======
Fully diluted earnings per common and
  common equivalent share..............     $   .21           $   .21           $   .61           $   .28
                                            =======           =======           =======           =======
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